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                                                                    Exhibit 99.1

[GRAPHIC OMITTED][GRAPHIC OMITTED]
BALDWIN & LYONS, INC.
PROTECTIVE INSURANCE COMPANY
SAGAMORE INSURANCE COMPANY
B & L INSURANCE, LTD. (BERMUDA)
1099 North Meridian Street
Indianapolis, IN 46204
(317) 636-9800


Subj:  Baldwin & Lyons, Inc.                                    November 1, 2007
       Unaudited Third Quarter Report         Press Contact:  G. Patrick Corydon
                                                                  (317) 636-9800
                                                     corydon@baldwinandlyons.com


        BALDWIN & LYONS ANNOUNCES RECORD NET INCOME FOR THE THIRD QUARTER
               AND RECORD OPERATING AND NET INCOME FOR NINE MONTHS


         INDIANAPOLIS, INDIANA, NOVEMBER 1, 2007--Baldwin & Lyons, Inc. (NASDAQ:
BWINA, BWINB) today announced record third quarter net income of $11.7 million, or $.77 per share, compared to $9.9 million, or $.65 per share, for the third quarter of 2006. Operating income, defined as net income before investment gains or losses was $7.5 million, or $.50 per share, for the current quarter compared to $8.0 million, or $.53 per share, reported in 2006. Net investment gains totaled $4.2 million, or $.27 per share, during the quarter and compare to $1.9 million, or $.12 per share in the prior year quarter.

For the nine months ended September 30, 2007, operating income was a record at $24.5 million, or $1.62 per share, compared to $21.1 million, or $1.41 per share, reported a year earlier. Net investment gains totaled $10.2 million, or $.67 per share, during the 2007 period compared to gains of $5.7 million a year earlier. Including investment gains, net income for the current year-to-date totaled a record $34.7 million, or $2.29 per share, compared to $26.9 million, or $1.79 per share, for the first nine months of 2006.

Net premium earned by the Company's insurance subsidiaries increased by 5.4% from $42.3 million during 2006's third quarter to $44.6 million for the third quarter of 2007. For the nine months, earned premium increased by 4.6% to $133.6 million. Direct and assumed premiums written for the current quarter increased 5.0% compared to the third quarter of 2006 while premiums written were 1.0% lower for nine months. The earned premium increases for the quarter and year-to-date were aided by volume increases in the Company's independent contractor and reinsurance assumed products. The reinsurance assumed increases resulted primarily from new business generated by the Company's affiliation with Paladin Catastrophe Management. Competitive pressures continue for the Company's trucking and private passenger automobile products, both of which posted declines in written and earned premiums for the quarter and year-to-date.

The company's quarterly consolidated combined ratio was 89.3%, producing underwriting profits of $4.8 million, compared to last year's third quarter ratio of 89.1% and underwriting profits of $4.6 million. The current quarter combined ratio reflects improved underwriting results from the Company's fleet trucking business compared to the prior year third quarter while reinsurance assumed results were not on par with the excellent prior year results as the result of some losses from the Paladin business. Those same factors impacted the combined ratio of 87.9% for the first nine months of 2007 compared to 90.8% for 2006.

Pre-tax investment income decreased 2% for the current year third quarter reflecting a significantly higher proportion of the Company's bond portfolio allocated to municipal bonds in 2007. Net investment income, after tax, increased 5% from the prior year third quarter. For the nine months, pre-tax and after tax investment income were up 2% and 9%, respectively. The record net investment gains for the quarter of $.27 per share were largely due to gains from the Company's investments in limited partnerships.

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Shareholders' equity increased $19.9 million (5.6%) from December 31, 2006, after cash dividends paid year-to-date of $19.7 million ($1.30 per share). Book value per common share outstanding was $24.79 at September 30, 2007, an increase of $1.19 from year end 2006. The combination of book value increase and cash dividends equals a 10.5% return on beginning book value for the nine month period.



CONFERENCE CALL INFORMATION:

Baldwin & Lyons, Inc. has scheduled a conference call for November 1, 2007 at 11:00 AM ET (New York time) to discuss results for the third quarter ended September 30, 2007.

To participate via teleconference, interested partues may dial 800-811-8845 (U.S./Canada) or 913-981-4905 (International or local) at least five minutes prior to the beginning of the call. A replay of the call will be available through November 8, 2007 by calling 888-203-1112 or 719-457-0820 and referencing passcode 4067391.

The conference call will also be webcast. Interested parties may access the webcast through a link on the top of the Corporate Profile page on the investor relations section of our web site at www.baldwinandlyons.com.

The webcast can also be accessed directly from the following web address :

http://investor.shareholder.com/media/eventdetail.cfm?mediaid=26259&c=BWINB&medi akey=E3F9DEA23CDFABDB5574359EB6367BC4&e=0

The webcast will be archived on the site until November 1, 2008.

Also available on the investor relations section of our web site are complete interim financial statements, information regarding our business segments, and copies of our filings with the Securities and Exchange Commission.

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
FINANCIAL HIGHLIGHTS (UNAUDITED)
Baldwin & Lyons, Inc. and Subsidiaries
(In thousands, except per share data)


                                           Three Months Ended                         Nine Months Ended
                                              September 30                              September 30
                                   ------------------------------------    ----------------------------------------
                                         2007                2006                 2007                  2006
                                   ---------------     ----------------    -----------------     ------------------
Operating revenue                         $50,855              $48,891            $ 152,132              $ 147,279
Net investment gains                        6,421                2,958               15,667                  8,837
                                   ---------------     ----------------    -----------------     ------------------

                TOTAL REVENUE             $57,276              $51,849            $ 167,799              $ 156,116
                                   ===============     ================    =================     ==================

Operating income                          $ 7,541              $ 7,956             $ 24,534               $ 21,118
Net investment gains,
   net of federal income taxes              4,173                1,923               10,183                  5,744
                                   ---------------     ----------------    -----------------     ------------------

                   NET INCOME             $11,714              $ 9,879             $ 34,717               $ 26,862
                                   ===============     ================    =================     ==================

Per share data - diluted:
   Average number of shares                15,201               15,130               15,175                 15,013

   Operating income                         $ .50                $ .53               $ 1.62                 $ 1.41
   Net investment gains                       .27                  .12                  .67                    .38
                                   ---------------     ----------------    -----------------     ------------------

                   NET INCOME               $ .77                $ .65               $ 2.29                 $ 1.79
                                   ===============     ================    =================     ==================

Dividends paid to shareholders              $ .60                $ .25               $ 1.30                  $2.10

Annualized return on average
   shareholders' equity:
   Operating income                          9.3%                10.5%                10.2%                   9.2%

   Net income                               14.4%                13.1%                14.5%                  11.7%

Consolidated combined ratio of
   insurance subsidiaries (GAAP basis):
      Without fee income                    89.3%                89.1%                87.9%                  90.8%
      Including fee income                  87.7%                87.2%                86.3%                  88.3%


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FORWARD-LOOKING STATEMENTS IN THIS REPORT ARE MADE PURSUANT TO THE SAFE HARBOR
PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. INVESTORS ARE CAUTIONED THAT SUCH FORWARD-LOOKING STATEMENTS INVOLVE INHERENT RISKS AND UNCERTAINTIES. READERS ARE ENCOURAGED TO REVIEW THE COMPANY'S ANNUAL REPORT FOR ITS FULL STATEMENT REGARDING FORWARD-LOOKING INFORMATION.